Exhibit 99.1

NextNRG Reports Strong Fourth Quarter and Full Year 2024 Financial Results

Stronger Revenue, Improved Margins, and Expanded Volumes

— FY 2024 Revenue Increased 20% to $27.8 Million from $23.2 Million in 2023 —

— FY 2024 Gross Profit Grew 64% to $2.3 Million, Up from $1.4 Million in 2023 —

— Q4 2024 Revenue Increased 21% to $6.9 Million from $5.7 Million in Q4 2023 —

— Q4 2024 Gross Profit Grew 97% to $652 Thousand, Up from $330 Thousand in Q4 2023 —

Conference Call Scheduled March 31st at 4:30 PM ET

MIAMI, FL – March 27, 2025 – NextNRG, Inc. (NASDAQ: NXXT), a pioneer in AI-driven energy innovation—transforming how energy is produced, managed, and delivered through its advanced Utility Operating System, smart microgrid technology, wireless EV charging, and on-demand mobile fuel delivery solutions— today reported financial results for the fourth quarter and fiscal year ended December 31, 2024, and provided a strategic update on its key growth initiatives.

The Company will hold a conference call to discuss its fourth quarter and full year 2024 financial results on March 31st at 4:30 pm ET. Dial in and webcast details are below.

Selected Financial & Operational Highlights

Metric	Q4 2024 (unaudited)		Q4 2023 (unaudited)		FY 2024		FY 2023
Revenue	$6.9	M	$5.7	M	$27.8	M	$23.2	M
Gross Profit	$652	K	$330	K	$2.3	M	$1.4	M

“We entered 2024 with the clear goal of laying the groundwork for long-term growth—and we believe we delivered on that vision,” said Michael D. Farkas, CEO of NextNRG. “Through enhanced operating efficiency and higher-margin fuel delivery, we increased revenues by 20%, expanded gross profit, while investing in transformative technologies. Our pipeline in microgrids and EV infrastructure is larger than ever, and we believe we are just beginning to unlock the full value of our platform. Additionally, our expanding footprint in mobile fueling is set to open significant opportunities to convert these fleets to electric, aligning with our commitment to sustainable energy solutions”

Strategic and Operational Milestones

●	Corporate Rebranding: Completed transition from EzFill Holdings to NextNRG, Inc. in Q1 2025, aligning with the Company’s expanded clean energy vision.
●	Fueling Platform Growth: Delivered 7.2 million gallons in 2024 (+22% YOY), supported by 140 operational trucks across six states.
●	Smart Microgrid Pipeline: Company expects to put out guidance on expanded microgrid pipeline in the next quarter.
●	EV Innovation: Advanced static and dynamic wireless EV charging solutions (grid to vehicle and vehicle to grid capabilities) through exclusive technology licenses from Florida International University.
●	Capital Raise: Completed $15 million public offering in February 2025 to support scale and strengthen the balance sheet.

Fiscal Year 2024 Financial Highlights

●	Revenue increased 20% year-over-year to $27.8 million, compared to $23.2 million in 2023, driven by volume growth and improved fuel margin.
●	Gross profit rose to approximately $2.3 million, a 44% increase from the prior year.
●	Cash balance at year-end was $438,299, up from $226,985 at the end of 2023.

Fourth Quarter 2024 Performance

●	Revenue for Q4 2024 totaled $6.9 million, an increase of 21% compared to $5.7 million in Q4 2023, driven by higher fuel volumes and improved margin per gallon.
●	Gallons delivered during the quarter rose to 1.8 million, up from 1.5 million in the prior-year period, reflecting new fleet accounts and increased market penetration.
●	Average fuel margin per gallon expanded to $0.71, compared to $0.65 in Q4 2023, reflecting a continued focus on pricing optimization and operational discipline.
●	Gross profit for the quarter more than doubled year-over-year to $652,000, compared to $330,000 in Q4 2023.

Looking Ahead

NextNRG enters 2025 with a clear mandate: to scale its AI/ML-powered energy solutions through a combination of SaaS contracts, infrastructure deployment, and recurring mobile fueling revenue. The Company is targeting sustainable long-term growth across multiple verticals.

“We believe NextNRG’s integrated platform—combining mobile fueling, wireless EV charging, and AI-optimized Utility Operating System and smart microgrids—is uniquely positioned to power the distributed energy future,”

Teleconference and Webcast Information

To participate, domestic callers may dial 1-866-524-3160 and international callers may dial 1-412-317-6760 at least 10 minutes prior to the start of the call and ask to join the NextNRG call.

A simultaneous webcast of the call may be accessed here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=YHcg0e4d

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088, access code 1610449, through April 7, 2025. The call will also be available for replay on the Company’s website at www.nextnrg.com.

About NextNRG, Inc.

NextNRG Inc. (NextNRG) is Powering What’s Next by implementing artificial intelligence (AI) and machine learning (ML) into renewable energy, next-generation energy infrastructure, battery storage, wireless electric vehicle (EV) charging, and on-demand mobile fuel delivery to create an integrated ecosystem.

At the core of NextNRG’s strategy is its Utility Operating System which leverages AI and ML to help make existing utilities’ energy management as efficient as possible; and the deployment of NextNRG Smart Microgrids, which utilize AI-driven energy management alongside solar power and battery storage to enhance energy efficiency, reduce costs, and improve grid resiliency. These microgrids are designed to serve commercial properties, schools, hospitals, nursing homes, parking garages, rural and tribal lands, recreational facilities, and government properties, expanding energy accessibility while supporting decarbonization initiatives.

NextNRG continues to expand its growing fleet of fuel delivery trucks and national footprint, including the acquisition of Yoshi Mobility’s fuel division and Shell Oil’s trucks, further solidifying its position as a leader in the on-demand fueling industry. NextNRG is also integrating sustainable energy solutions into its mobile fueling operations. The company hopes to be an integral part of assisting its fleet customers in their transition to EV supporting more efficient fuel delivery while advancing clean energy adoption. The transition process is expected to include the deployment of NextNRG’s innovative wireless EV charging solutions.

To find out more visit: www.nextnrg.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement describing NextNRG’s goals, expectations, financial or other projections, intentions, or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “expect,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those related to NextNRG’s business and macroeconomic and geopolitical events. These and other risks are described in NextNRG’s filings with the Securities and Exchange Commission from time to time. NextNRG’s forward-looking statements involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although NextNRG’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by NextNRG. Except as required by law, NextNRG undertakes no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements.

Investor Relations Contact

NextNRG, Inc.

Sharon Cohen

SCohen@nextnrg.com